EXHIBIT 99.1

News Release

ACCO BRANDS COMPLETES SALE OF COMMERCIAL PRINT FINISHING
BUSINESS TO COSMO FILMS LIMITED

LINCOLNSHIRE, ILLINOIS, June 11, 2009 – ACCO Brands Corporation (NYSE: ABD),  a world leader in select categories of branded office products, today announced that it has completed the sale of its commercial print finishing business to Cosmo Films Limited, a leading manufacturer of BOPP and thermal films based in India.  Terms of the transaction were not disclosed.

The commercial print finishing business, with approximately $100 million in revenue, was placed into discontinued operations in the fourth fiscal quarter ended December 31, 2008.  ACCO Brands is retaining its digital print finishing business, which serves the on-demand and wide format markets for laminating equipment, supplies, and services.  BMO Capital Markets and Vedder Price P.C. were advisors to ACCO Brands for the transaction.

About ACCO Brands Corporation

ACCO Brands Corporation is a world leader in select categories of branded office products. Its industry-leading brands include Day-Timer®, Swingline®, Kensington®, Quartet®, GBC®, Rexel, NOBO, and Wilson Jones®, among others. Under the GBC brand, the company is also a leader in the professional print finishing market.

Forward-Looking Statements

This press release contains statements which may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain risks and uncertainties, are made as of the date hereof and the company assumes no obligation to update them.  ACCO Brands' ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; our ability to remain in compliance with our financial ratio covenants; competition within the markets in which the company operates; the effects of both general and extraordinary economic, political and social conditions, including continued volatility and disruption in the capital and credit markets; the effect of consolidation in the office products industry; the continued liquidity and solvency of our major customers; our ability to access the capital and credit markets; the dependence of the company on certain suppliers of manufactured products; the risk that targeted cost savings and synergies from previous business combinations may not be fully realized or take longer to realize than expected;

our ability to successfully sell the Commercial Print Finishing business; future goodwill and/or impairment charges; foreign exchange rate fluctuations; the development, introduction and acceptance of new products; the degree to which higher raw material costs, and freight and distribution costs, can be passed on to customers through selling price increases and the effect on sales volumes as a result thereof; increases in health care, pension and other employee welfare costs; as well as other risks and uncertainties detailed from time to time in the company's SEC filings.

For further information:

Rich Nelson                                                      Jennifer Rice
Media Relations                                                Investor Relations
(847) 484-3030                                               (847) 484-3020